Exhibit 99.1
SAIC Announces Second Quarter of Fiscal Year 2019 Results

Revenues: $1.1 billion
Diluted earnings per share: $1.13
Net income: $49 million
Adjusted EBITDA(1) as a % of revenues: 7.5%
Cash flows used in operating activities: $12 million
Book-to-bill ratio of 1.4
RESTON, VA, September 10, 2018—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the second quarter ended August 3, 2018.
“With our fourth quarter of consecutive revenue growth, SAIC delivered strong second quarter results including increased profitability and contract bookings,” said SAIC CEO Tony Moraco. “Our long term strategy, Ingenuity 2025, that we began executing two years ago and in advance of an improved market environment, positions SAIC well to create value for our customers and shareholders."
Second Quarter of Fiscal Year 2019: Summary Operating Results

	Three Months Ended				Six Months Ended
	August 3, 2018	Percent change		August 4, 2017	August 3, 2018	Percent change		August 4, 2017
	(in millions, except per share amounts)
Revenues	$1,115	3%		$1,078	$2,290	5%		$2,181
Operating income	74	25%		59	140	15%		122
Operating income as a percentage of revenues	6.6%	110	bps	5.5%	6.1%	50	bps	5.6%
Adjusted operating income(1)	74	21%		61	140	13%		124
Adjusted operating income as a percentage of revenues	6.6%	90	bps	5.7%	6.1%	40	bps	5.7%
Net income	49	36%		36	98	15%		85
EBITDA(1)	84	20%		70	160	12%		143
EBITDA as a percentage of revenues	7.5%	100	bps	6.5%	7.0%	40	bps	6.6%
Adjusted EBITDA(1)	84	17%		72	160	10%		145
Adjusted EBITDA as a percentage of revenues	7.5%	80	bps	6.7%	7.0%	40	bps	6.6%
Diluted earnings per share	$1.13	41%		$0.80	$2.26	20%		$1.88
Net cash (used in) provided by operating activities	$(12)	66%		$(35)	$76	43%		$53
Free cash flow(1)	$(24)	37%		$(38)	$58	26%		$46
Revenues for the quarter increased $37 million, or 3.4%, compared to the prior year quarter due to increased orders in our supply chain portfolio ($31 million) and revenue on new contracts primarily supporting NASA and other federal civilian agencies ($24 million). These increases were partially offset by completion of contracts and other net decreases across our portfolio ($18 million).

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Operating income as a percentage of revenues increased to 6.6%, compared to 5.5% for the prior year quarter, driven by improved performance across our portfolio and the continued realization of cost efficiencies.
Net income for the quarter increased $13 million as compared to the same period in the prior year due to higher operating income.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 7.5%, compared to 6.7% for the prior year quarter, driven by improved performance across our portfolio and the realization of cost efficiencies resulting from our restructuring activities in fiscal 2018.
Diluted earnings per share was $1.13 for the quarter. The weighted-average diluted shares outstanding during the quarter was 43.2 million shares.
Cash Generation and Capital Deployment
Total cash flows used in operating activities for the second quarter were $12 million, compared $35 million used in operating activities during the same period in the prior year. The improvement is primarily due to prior year delayed collections caused by a government payment system issue, partially offset by an increase in working capital investments in platform integration programs.
During the quarter SAIC deployed $22 million of capital, consisting of $13 million in cash dividends and a $9 million term loan repayment. No plan share repurchases were made during the quarter as SAIC evaluated alternative capital deployment opportunities including the pending acquisition of Engility.
New Business Awards
Net bookings for the quarter were approximately $1.5 billion, which reflects a book-to-bill ratio of 1.4. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $10.5 billion of which $2.1 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable Protect Awards (maintaining our existing contract base):
The U.S. Army Aviation and Missile Command (AMCOM): SAIC was awarded a follow-on task order by AMCOM to continue to provide systems engineering and development, and modeling and simulation services to all branches of the Armed services, multiple program offices, and other government agencies. This single award task order has a six-year period of performance, and a total contract value of more than $718 million. The task order was awarded under the AMCOM Expedited Professional & Engineering Support Services (EXPRESS) contract vehicle that provides for systems and computer resources support.
The U.S. Army and the General Services Administration (GSA): SAIC will continue to provide the Army with support to the Maneuver Center of Excellence, Maneuver Battle Lab in Fort Benning, Georgia. The single-award task order, awarded by GSA, has a one-year base period of performance, four one-year options, and is valued at approximately $48 million.
GSA: SAIC was awarded a position on the GSA’s Alliant 2 Governmentwide Acquisition Contract (GWAC) to provide information technology support services. Alliant 2 is an unrestricted multiple-award, indefinite-delivery, indefinite-quantity contract that has a five-year base period, a five-year option, and a $50 billion ceiling value. SAIC is one of 60 awardees. Alliant 2 GWAC provides flexible access to customized IT solutions from a large, diverse pool of industry partners. Under the contract, SAIC will provide a full range of comprehensive IT services and IT services-based solutions.
The U.S. Navy Space and Naval Warfare (SPAWAR) Systems Center Pacific: SAIC was awarded a prime contract worth approximately $116 million by SPAWAR Systems Center Pacific to continue to provide engineering services to the Navy’s afloat and ashore assets. Under the contract SAIC will provide management, engineering, technical, integrated logistics support, and configuration management to the Navy’s Tactical Networks In-Service Engineering Activity (TACNET ISEA). The single award, indefinite-delivery, indefinite-quantity contract has a three-year base period of performance and a two-year option period which, if exercised, would bring the potential value of this contract to an estimated $196 million.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Notable Expand Award (selling new services & solutions to existing customers):

The Commonwealth of Virginia: SAIC was awarded a contract by the Virginia Information Technologies Agency to provide information technology (IT) infrastructure services for state agencies. SAIC will provide infrastructure services as part of a transition assistance program designed to reduce transition risk and permit stabilization of services for four months, until December 15, 2018. When VITA moves to a multisupplier service model on December 15, 2018, SAIC will serve as the multisourcing service integrator (MSI). The contract is worth approximately $70 million.
SAIC was awarded the following notable contracts subsequent to the end of the quarter:
Notable Protect Award:

The U.S. Navy: SAIC was awarded a multiple-award, indefinite delivery, indefinite quantity subcontract to support the Department of Defense Ordnance Technology Consortium (DOTC) by providing the Naval Sea Systems Command with prototype solutions to advance and transition ordnance systems, subsystems and component technologies. The contract has a 10-year base period of performance and is worth a potential $300 million.
Notable Expand Awards:

U.S. Space-related Activities: SAIC was awarded a contract in excess of $250 million to provide systems engineering and technical assurance work that supports various space-related activities. As part of this contract, SAIC will use its Model Based System Engineering methodologies to develop mission-planning tools and products that help customers to save time, resources, and money. This work will be performed primarily in the continental United States.

The U.S. Navy: SAIC was awarded an indefinite-delivery, indefinite-quantity contract by the Navy to help procure materials and services for the development, manufacturing, and fabrication of unmanned undersea vehicles. The multiple-award contract has a five-year base period of performance, one four-year option, and is potentially worth approximately $795 million for all awardees. SAIC is one of 23 awardees.
Notable Grow Award (selling services & solutions to new customers):

The U.S. Navy: SAIC was awarded an indefinite-delivery, indefinite-quantity contract by the Navy to deliver a broad range of training system products and services to the Naval Air Warfare Center Training Systems Division. The multiple-award contract has a five-year base ordering period and three option ordering periods spanning four years. The contract is potentially worth approximately $980 million total for all awardees. SAIC is one of 22 awardees.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. Eastern time on September 10, 2018. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
(in millions, except per share amounts)
Revenues	$1,115	$1,078	$2,290	$2,181
Cost of revenues	1,003	979	2,077	1,986
Selling, general and administrative expenses	38	40	73	73
Operating income	74	59	140	122
Interest expense	10	10	22	21
Other (income) expense, net	—	—	(1)	—
Income before income taxes	64	49	119	101
Provision for income taxes	(15)	(13)	(21)	(16)
Net income	$49	$36	$98	$85
Weighted-average number of shares outstanding:
Basic	42.5	43.6	42.4	43.7
Diluted	43.2	44.7	43.3	45.1
Earnings per share:
Basic	$1.15	$0.83	$2.31	$1.95
Diluted	$1.13	$0.80	$2.26	$1.88
Cash dividends declared and paid per share	$0.31	$0.31	$0.62	$0.62

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 3, 2018	February 2, 2018
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$106	$144
Receivables, net	713	674
Inventory, prepaid expenses and other current assets	107	132
Total current assets	926	950
Goodwill	863	863
Intangible assets, net	169	179
Property, plant, and equipment, net	70	61
Other assets	32	20
Total assets	$2,060	$2,073
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$450	$504
Accrued payroll and employee benefits	163	150
Long-term debt, current portion	49	41
Total current liabilities	662	695
Long-term debt, net of current portion	959	983
Other long-term liabilities	72	68
Total equity	367	327
Total liabilities and equity	$2,060	$2,073

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
	(in millions)
Cash flows from operating activities:
Net income	$49	$36	$98	$85
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11	12	22	22
Stock-based compensation expense	8	7	16	15
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(42)	(57)	(34)	(100)
Inventory, prepaid expenses and other current assets	(1)	15	6	38
Other assets	(6)	(1)	(12)	—
Accounts payable and accrued liabilities	(12)	(24)	(36)	(8)
Accrued payroll and employee benefits	(21)	(24)	13	(2)
Other long-term liabilities	2	1	3	3
Net cash (used in) provided by operating activities	(12)	(35)	76	53
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(12)	(3)	(18)	(7)
Other	1	—	1	—
Net cash used in investing activities	(11)	(3)	(17)	(7)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	(14)	(27)	(28)
Principal payments on borrowings	(9)	—	(17)	(9)
Issuances of stock	1	1	3	3
Stock repurchased and retired or withheld for taxes on equity awards	(2)	(40)	(55)	(105)
Disbursements for obligations assumed from Scitor acquisition	—	—	—	(2)
Proceeds from borrowings	—	25	—	25
Deferred financing costs	—	—	(1)	—
Net cash used in financing activities	(23)	(28)	(97)	(116)
Net decrease in cash, cash equivalents and restricted cash	(46)	(66)	(38)	(70)
Cash, cash equivalents and restricted cash at beginning of period	160	214	152	218
Cash, cash equivalents and restricted cash at end of period	$114	$148	$114	$148

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	August 3, 2018	May 4, 2018	February 2, 2018
	(in millions)
Funded backlog	$2,099	$1,898	$2,012
Negotiated unfunded backlog	8,355	8,145	8,215
Total backlog	$10,454	$10,043	$10,227
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Six Months Ended
	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
	(in millions)
Net income	$49	$36	$98	$85
Interest expense	10	10	22	21
Interest income	—	—	(1)	—
Provision for income taxes	15	13	21	16
Depreciation and amortization	10	11	20	21
EBITDA(1)	84	70	160	143
EBITDA as a percentage of revenues	7.5%	6.5%	7.0%	6.6%
Restructuring costs	—	2	—	2
Adjusted EBITDA(1)	$84	$72	$160	$145
Adjusted EBITDA as a percentage of revenues	7.5%	6.7%	7.0%	6.6%

Operating income	$74	$59	$140	$122
Operating income as a percentage of revenues	6.6%	5.5%	6.1%	5.6%
Restructuring costs	—	2	—	2
Adjusted operating income(1)	$74	$61	$140	$124
Adjusted operating income as a percentage of revenues	6.6%	5.7%	6.1%	5.7%
EBITDA is a performance measure that is calculated by taking net income and excluding interest, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income exclude restructuring costs that we do not consider to be indicative of our ongoing operating performance. The restructuring costs excluded relate to the Company's plan in fiscal 2018 to restructure certain aspects of its operations and is the only significant restructuring since we began operating as an independent company almost five years ago.
We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
Free Cash Flow

	Three Months Ended		Six Months Ended
	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
	(in millions)
Net cash (used in) provided by operating activities	$(12)	$(35)	$76	$53
Expenditures for property, plant, and equipment	(12)	(3)	(18)	(7)
Free cash flow(1)	$(24)	$(38)	$58	$46
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.